Exhibit 10.1

AMENDED AND RESTATED REVOLVING LOAN AGREEMENT

This Amended and Restated Revolving Loan Agreement (the “Loan Agreement”) is effective as of February 20, 2025 between Onex Direct Lending BDC Fund, a Delaware statutory trust (the “Borrower”), and Onex Credit Finance II Corporation, a Delaware corporation (the “Lender”).

WHEREAS, the Borrower and the Lender previously entered into that certain Revolving Loan Agreement dated May 5, 2023 (the “Original Loan Agreement”); and

WHEREAS, the Borrower and the Lender desire to amend and restate the Original Loan Agreement in its entirety to revise the Applicable Margin and make other clarifying changes;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Borrower and the Lender agree that the Original Loan Agreement is amended and restated as follows:

The Borrower and the Lender agree as follows (with capitalized terms not otherwise defined herein having the meanings ascribed to them in Section 19):

1. Loans. Upon the terms and subject to the conditions of this Loan Agreement, the Lender agrees to advance, from time to time during the period from the date hereof through the last day of the Commitment Period, amounts in Dollars to the Borrower (the “Loans”), which shall not exceed $80,000,000.00 (the “Commitment”) in the aggregate outstanding at any time. Within the limits set forth in the preceding sentence and subject to the conditions of this Agreement, amounts of Loans that are repaid may be re-borrowed under this Section 1. Upon receipt of a written borrowing notice (which may be delivered by email), and upon the fulfillment of the conditions specified in Section 7, each Loan shall be disbursed by the Lender on the requested date therefor in Dollars in funds immediately available to the Borrower in such manner as shall be reasonably acceptable to the Lender.

2. Interest.

(a)

Interest on each Loan shall accrue at the SOFR Rate plus the Applicable Margin from the date of such Loan until such Loan is repaid in full. Interest shall be calculated based on a year of 365/366 days, as the case may be, and the actual number of days elapsed, and shall be payable in cash on each Interest Payment Date.

(b)

Notwithstanding the foregoing, if the Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the SOFR Rate, then the Lender shall give notice thereof to the Borrower and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, any outstanding Loan bearing interest at the SOFR Rate shall be converted on the next Interest Payment Date to a Loan bearing interest at the ABR Rate plus the Applicable Margin.

3. Repayment.

(a)	Maturity. The Borrower promises to repay the entire unpaid principal amount of all Loans, all accrued but unpaid interest and all other amounts then owing hereunder on the Maturity Date.

(b)

Voluntary Prepayment. The Borrower may, at any time and from time to time, prepay, without premium or penalty, the Loans in whole or in part, together with accrued interest to the date of such prepayment on the aggregate principal prepaid. Each prepayment of the Loans by the Borrower pursuant to this Section 3(b) shall be allocated first to accrued but unpaid interest on such Loans to the date of such prepayment and then to unpaid principal amounts outstanding under such Loans.

4. Use of Proceeds. The proceeds of the Loans may be used by the Borrower to fund investments, related costs and expenses, and general corporate purposes.

5. Evidence of Indebtedness. The Loans and the Borrower’s obligation to repay the Loans in accordance with this Loan Agreement shall be evidenced by this Loan Agreement and the records of the Lender.

6. Lender Acknowledgement. The Lender acknowledges that the SPV is a legal entity separate from the Borrower and the assets of the SPV are not intended to be available to satisfy any obligations of the Borrower hereunder.

7. Conditions to Loans. The obligation of the Lender to make each Loan is subject to the fulfillment of each of the following conditions, in form and substance satisfactory to the Lender:

(a)

each representation and warranty contained in this Loan Agreement shall be true and correct, and no Event of Default shall have occurred and be continuing, in each case as of the date each Loan is to be made hereunder, both with and without giving effect thereto and to the application of the proceeds thereof;

(b)	after giving pro forma effect to each borrowing, the Leverage Ratio shall not exceed 1.25x; and

(c)	the Lender shall have received such other documents and opinions, if any, as it shall have reasonably requested.

8. Representations and Warranties. In order to induce the Lender to enter into this Loan Agreement and to make each Loan hereunder, the Borrower represents and warrants that:

(a)	the Borrower is duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b)

the Borrower has the power and authority to execute, deliver and perform the terms hereof; and the execution, delivery and performance by the Borrower of this Loan Agreement have been duly authorized by all necessary action and do not contravene (i) the Borrower’s Second Amended and Restated Agreement and Declaration of Trust or By-laws or (ii) law or any contractual restriction binding upon or affecting the Borrower or its property;

(c)

this Loan Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally; and

(d)

the execution, delivery and performance of this Loan Agreement in accordance with its terms, and each borrowing of the Loans hereunder, do not and will not (i) require any governmental approval or other consent or approval, other than such approvals and consents that have been obtained and are in full force and effect, final and not subject to review on appeal or to collateral attack, or (ii) violate or conflict with, result in a breach of, or constitute a default under, or result in or require creation of any lien or encumbrance upon any assets of the Borrower under, any applicable law or any agreement, indenture, lease, license, instrument or other contractual restriction or any organizational document to which the Borrower is a party or by which the Borrower or any of its properties may be bound.

9. Covenants. From the date hereof until the date upon which the Commitment shall have terminated (whether as a result of the expiration of the period described in Section 1 or pursuant to the last paragraph of Section 10) and the Loans and all other amounts payable or accrued hereunder shall have been paid in full (the “Repayment Date”):

(a)

Preservation of Existence and Franchises, Scope of Business, Compliance with Law, Preservation of Enforceability. The Borrower shall (i) preserve and maintain its legal existence, (ii) preserve and maintain all of its other franchises, licenses, rights and privileges, (iii) comply with applicable law in all material respects, including all applicable anti-terrorism laws, and (iv) take all action and obtain all consents and governmental approvals required so that its obligations hereunder will at all times be legal, valid and binding and enforceable in accordance with their respective terms, except to the extent that the failure to take such action or obtain any such consent or approval could not reasonably be expected to have a material adverse effect on the Borrower; provided, however, that the Borrower shall not be required to preserve any right or franchise if the board of directors, general partner, managing member or other similar governing body of the Borrower determines that the preservation thereof is no longer desirable for the conduct of the business of the Borrower and that the loss thereof is not disadvantageous in any material respect to the Borrower or the Lender.

(b)

Information. Upon the request from time to time of the Lender, the Borrower shall promptly furnish to the Lender such documents and information regarding this Loan Agreement, the Loans, and the business, assets, liabilities, financial condition (including financial statements of the Borrower), results of operations or business prospects of the Borrower, as the Lender may request, in each case in form and substance reasonably satisfactory to the Lender.

10. Events of Default; Remedies. If any of the following events (each, an “Event of Default”) shall have occurred and be continuing for any reason whatsoever (whether voluntary or involuntary, arising or effected by operation of law or otherwise):

(a)	any payment of principal of the Loans shall not be paid when and as due (whether at maturity, by reason of acceleration or otherwise) and in accordance with the terms of this Loan Agreement;

(b)

any payment of interest on the Loans shall not be paid when and as due (whether at maturity, by reason of acceleration or otherwise) and in accordance with the terms of this Loan Agreement, and such default is not cured within two Business Days;

(c)

the Borrower shall default in the performance or observance of any other term, covenant or agreement contained herein, and such default shall continue without cure for a period of 30 days after receipt of written notice thereof from the Lender, or any representation or warranty contained herein or therein shall at any time prove to have been incorrect or misleading in any material respect when made; or

(d)

default shall occur in the payment of any principal of or premium or interest on any obligation of the Borrower or its subsidiaries having an aggregate principal amount of $500,000 or greater, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such obligation; or any other default under any agreement or instrument relating to any such obligation or other event, shall occur and such default or event shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate the maturity of such obligation; or any such obligation shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such obligation shall be required to be made, in each case, prior to the stated maturity thereof; or any early amortization event, pay out event or other similar event (other than as a result of a voluntary prepayment) shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to any such obligation if the effect of such event is to cause the principal of such obligation to be amortized on an accelerated basis; or

(e)

a case or proceeding shall be commenced against the Borrower, or the Borrower shall commence a voluntary case, in either case seeking relief under any Bankruptcy Law, in each case as now or hereafter in effect, or the Borrower shall apply for, consent to, or fail to contest, the appointment of a receiver, liquidator, custodian, trustee or the like of the Borrower or for all or any part of its property, or the Borrower shall make a general assignment for the benefit of its creditors, or the Borrower shall fail, or admit in writing its inability, to pay, or generally not be paying, its debts as they become due;

then during the continuance of any Event of Default (other than any Event of Default specified in clause (e) above), the Lender may by written notice to the Borrower terminate the Commitment and declare, in whole or from time to time in part, the principal of, and accrued interest on, the Loans and all other amounts owing hereunder to be, and the Loans and such other amounts shall thereupon and to that extent become, due and payable to the Lender. During the continuance of any Event of Default specified in clause (e) above, automatically and without any notice to the Borrower, the principal of, and accrued interest on, the Loans and all other amounts payable hereunder shall be due and payable to the Lender and the Commitment shall terminate. In such circumstances only, the Borrower waives presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower (to the extent permitted by applicable law and solely with respect to the circumstances set forth in this Section 10).

11. Notices and Deliveries. All notices, communications and material to be given or delivered hereunder shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by email to the attention of the persons identified on Schedule A at the locations and/or email addresses set forth therein or, to such other addresses or persons as may be identified by notice given to the other party as aforesaid.

12. Assignment.

(a)	The Borrower may not assign any of its rights or obligations under this Loan Agreement without the prior written consent of the Lender.

(b)

The Lender may not assign any of its rights or obligations under this Loan Agreement without the prior written consent of the Borrower; provided that the Lender may do any of the following from time to time without the consent of the Borrower: (i) assign any or all of its rights and obligations under this Loan Agreement to one or more Affiliates; (ii) pledge or otherwise grant a security interest or lien in any of its rights, obligations or interests under this Loan Agreement to one or more of its lenders or (ii) transfer any of its rights, obligations or interests under this Loan Agreement to any Person in connection with any exercise of its remedies.

13. Expenses. The Borrower shall pay or reimburse the Lender for all costs and expenses (including but not limited to fees and disbursements of legal counsel) incurred by the Lender in connection with the transaction contemplated hereby, including in connection with, arising out of, or in any way related to, the enforcement, exercise, preservation or protection by the Lender of any of its rights under this Loan Agreement.

14. Judicial Proceedings; Waiver of Jury Trial. Each of the Borrower and the Lender agree to submit to personal jurisdiction in any court of competent jurisdiction in New York, New York, and to irrevocably waive any objection it may now or hereafter have as to the venue of any proceeding brought in such court or that such court is an inconvenient forum. Each of the Borrower and the Lender hereby waives personal service of process and consents that service of process upon it may be made, and deemed completed, in accordance with the provisions of Section 11. THE BORROWER AND THE LENDER WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING ARISING OUT OF OR RELATING TO THE LOANS, THIS LOAN AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15. LIMITATION OF LIABILITY. NEITHER THE LENDER NOR ANY OF ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND ADVISORS SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR, ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES SUFFERED BY THE BORROWER IN CONNECTION WITH ANY CLAIM (WHETHER CIVIL, CRIMINAL OR ADMINISTRATIVE, WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE AND WHETHER ARISING OR ASSERTED BEFORE OR AFTER THE DATE HEREOF OR THE REPAYMENT DATE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH, THIS LOAN AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

16. Governing Law. This Loan Agreement shall be governed by and construed in accordance with the laws of the State of New York.

17. Counterparts. This Loan Agreement may be signed in two counterparts, each of which shall constitute an original but both of which when taken together shall constitute but one agreement.

18. Amendments and Waivers. This Loan Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by the Borrower and the Lender. No failure on the part of the Lender, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any of them of any right, power or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. Waivers must be in writing and each such waiver shall be effective only in the specific instance and for the specific purpose for which given.

19. Definitions. For purposes of this Loan Agreement:

“ABR Rate” means, for any day, a rate per annum equal to the greater of the following:

(a)

(i) the rate of interest in effect for such day that is identified and normally published by The Wall Street Journal as the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates), with any change in Prime Rate to become effective as of the date the rate of interest which is so identified as the “Prime Rate” is different from that published on the preceding Business Day (and, if The Wall Street Journal no longer reports the Prime Rate, or if such Prime Rate no longer exists, then the Lender may select a reasonably comparable index or source to use as the basis for the ABR Rate under this clause (a)), minus (ii) one percent per annum, and

(b)	the Federal Funds Rate plus one-half of one percent (0.50%) per annum;

provided, that if ABR Rate as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Loan Agreement. Any change in the ABR Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Affiliate” of a specified Person shall mean any other Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person.

“Applicable Margin” means 165 basis points (1.65%) per annum.

“Bankruptcy Law” means Title 11 of the United States Code or any similar federal or state law for the relief of debtors.

“Borrower” is defined in the first paragraph of this Loan Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized to close.

“Commitment” is defined in Section 1 of this Loan Agreement.

“Commitment Period” means the period commencing on the effectiveness of this Loan Agreement and ending 30 days’ after delivery of a notice of termination from the Lender to the Borrower.

“Dollars” and the sign “$” means lawful money of the United States of America.

“Event of Default” is defined in Section 10 of this Loan Agreement.

“Federal Funds Rate” means, for any period, the greater of (a) 0.0% and (b) a fluctuating rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three federal funds brokers of recognized standing selected by it.

“Interest Payment Date” means (a) the last day of each Interest Period applicable to such Loan, provided, however, any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day; and (b) the Maturity Date.

“Interest Period” means each one-month or three-month period, as the Borrower may elect, (a) initially commencing on (and including) the date of the initial funding of such Loan and ending on (but excluding) the next following Interest Payment Date and (b) thereafter, each period commencing on (and including) an Interest Payment Date and ending on (but excluding) the next following Interest Payment Date; provided that:

(i)

any Interest Period with respect to any Loan which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided further that if such Interest Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Interest Period shall end on the next preceding Business Day;

(ii)

if interest in respect of such Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)

in the case of any Interest Period for any Loan which commences before the Maturity Date and would otherwise end on a date occurring after the Maturity Date, such Interest Period the SOFR Rate shall be calculated as if the Interest Period extended beyond the Maturity Date.

“Leverage Ratio” means (a) the sum (i) of the principal outstanding balance of the Loan and Servicing Agreement dated as of October 3,2024 by and among the SPV, as borrower, the Borrower, as transferor and servicer, Sumitomo Mitsui Banking Corporation, as administrative agent and collateral agent, and each of the lenders from time to time parties thereto, and U.S. Bank National Association, as account bank and collateral custodian, as such agreement may be amended, amended and restated, refinanced, replaced or otherwise modified, plus (ii) the principal outstanding balance of the Loans, plus (iii) the outstanding principal balance of any other borrowed money due from the Borrower or its subsidiaries (excluding any intercompany obligations), (b) divided by the consolidated Total Net Assets of the Fund.

“Loans” is defined in Section 1 of this Loan Agreement.

“Lender” is defined in the first paragraph of this Loan Agreement.

“Maturity Date” means, in respect of each Loan, the day falling two years after the funding of such Loan, provided if such day is not a Business Day, then the next succeeding Business Day.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Repayment Date” is defined in Section 9 of this Loan Agreement.

“SOFR Rate” means the greater of (a) 0.0% and (b) the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then the SOFR Rate will be the three-month Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“SPV” means Onex Direct Lending BDC SPV, LLC.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Lender in its reasonable discretion).

“Term SOFR Reference Rate” means the three-month forward-looking term rate based on SOFR.

“Total Net Assets” means the “Total Net Assets” of the Borrower as reported on its most recent Consolidated Statements of Assets and Liabilities, adjusted by the Borrower for transactions occurring after the date of such statement.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower and the Lender have caused this Amended and Restated Loan Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

LENDER		BORROWER

ONEX CREDIT FINANCE II CORPORATION		ONEX DIRECT LENDING BDC FUND

By:	/s/ David Copeland	By:	/s/ Zachary Drozd
Name: David Copeland		Name: Zachary Drozd
Title: Vice President		Title: General Counsel

[SIGNATURE PAGE TO AMENDED AND RESTATED REVOLVING LOAN AGREEMENT]

SCHEDULE A TO REVOLVING LOAN AGREEMENT

NOTICE INFORMATION

If to the Lender:

Onex Credit Finance II Corporation

712 Fifth Avenue

New York, NY 10019

Attn: David Copeland

email: dcopeland@onex.com

With a copy to:

Onex Credit Finance II Corporation

712 Fifth Avenue

New York, NY 10019

Attn: Robert Auld

email: rauld@onex.com; and

If to the Borrower:

Onex Direct Lending BDC Fund

600 Lexington Avenue

New York, NY 1022

Attn: Ronnie Jaber

email: rjaber@onex.com

With a copy to:

Onex Direct Lending BDC Fund

600 Lexington Avenue

New York, NY 1022

Attn: Mariel Reilly

email: mreilly@onex.com

[SIGNATURE PAGE TO AMENDED AND RESTATED REVOLVING LOAN AGREEMENT]